Exhibit 4.2

SHARE PURCHASE AGREEMENT

by and among

LSI LOGIC CORPORATION,

STOREAGE NETWORKING TECHNOLOGIES LTD.,

and

the shareholders of STOREAGE NETWORKING
TECHNOLOGIES LTD. specified on the signature pages hereto

Dated as of October 25, 2006

(ii)

(iii)

(iv)

SHARE PURCHASE AGREEMENT

        SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of October 25, 2006, by and among LSI LOGIC CORPORATION, a Delaware corporation (the “Purchaser”), STOREAGE NETWORKING TECHNOLOGIES LTD., a company organized and existing under the laws of Israel (the “Company”), and each of the shareholders of the Company specified on the signature pages hereto (each a “Seller” and collectively the “Sellers”).

        WHEREAS, each Seller owns the number of issued and outstanding ordinary shares, par value NIS 0.01 per share, of the Company (the “Ordinary Shares”) set forth opposite the name of such Seller on Exhibit A attached hereto;

        WHEREAS, the Company owns all the issued and outstanding shares of capital stock of STOREAGE NETWORKING TECHNOLOGIES, INC., a Delaware corporation (“StoreAge U.S.”);

        WHEREAS, the Company owns 40% of the outstanding capital stock of StoreAge (Beijing) Co., Ltd., a limited liability company organized and existing under the laws of The People’s Republic of China (“StoreAge China” and, together with StoreAge U.S., the “Subsidiaries”);

        WHEREAS, the Company and the Subsidiaries are engaged in the business of designing, developing, producing, marketing, selling and distributing enterprise SAN storage management systems and data protection solutions (the “Business”); and

        WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, all of the Ordinary Shares owned by the Sellers, upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the Purchaser, the Company and the Sellers hereby agree as follows:

ARTICLE I

     SECTION 1.01         Certain Defined Terms. For purposes of this Agreement:

        “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

        “Business Day” means any day that is not a Friday, a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of San Francisco, California or in Tel-Aviv, Israel.

        “Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, claims, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

        “Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

        “Company IP Agreements” means (a) licenses of Intellectual Property by the Company or any Subsidiary to any third party, (b) licenses of Intellectual Property by any third party to the Company or any Subsidiary, (c) agreements between the Company or any Subsidiary and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, financing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property.

        “Company Software” means all Software designed, developed, produced, marketed, sold, licensed or distributed by the Company or any Subsidiary.

        “control” (including the terms “controlled by” and “under common control with”) respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

        “Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered by the Company to the Purchaser in connection with this Agreement.

        “Encumbrance” means any security interest, pledge, mortgage, lien, charge, lease, license, encumbrance, easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        “Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any Claims by Governmental Authorities for enforcement, cleanup, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any Claims by any Person seeking damages, contribution, indemnification or injunctive relief arising from alleged injury or threat of injury to health, safety or the environment.

        “Environmental Laws” means all Laws, now or hereafter in effect and as amended, relating to the environment, health or safety.

        “Environmental Permits” means all permits, approvals, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

        “Escrow Fund” means the Escrow Amount deposited with the Escrow Agent as such sum may be increased or decreased as provided in the Escrow Agreement.

        “Foreign Corrupt Practices Act” means the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78 dd-1 et seq., as amended.

        “Foreign Official” means (a) an officer or employee of any non-United States Governmental Authority or any political subdivision, department, agency or instrumentality thereof; (b) a Person acting in an official capacity for or on behalf of any such Governmental Authority; (c) a member or official of any political party outside of the United States; and (d) any other meanings or interpretation given to the term under the Foreign Corrupt Practices Act as it applies to the Business.

        “Governmental Authority” means any United States or non-United States federal, national, supranational, state, local, or similar governing, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        “Hazardous Materials” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants” or “pollutants” or words of similar import under any applicable Environmental Law, and any other chemical, material or substance which is regulated by any Environmental Law.

        “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Encumbrance on property owned by such Person.

        “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

        “Indemnifying Party” means the Sellers and the other Company Securityholders pursuant to Section 9.02 and the Purchaser pursuant to Section 9.03, as the case may be.

        “Intellectual Property” means (a) patents, patent applications, and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names, and other identifiers of source or goodwill, including registrations and applications for registration thereof, (c) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets, know-how and invention rights.

        “IRS” means the Internal Revenue Service of the United States.

        “knowledge of the Company” or “the Company’s knowledge” means the actual knowledge of the following persons and such knowledge that could reasonably be attributed to such persons: Eli Shapira, Bruno Keren, Nelson Nahum, and Mark Spowart.

        “Laws” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

        “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

        “Licensed Intellectual Property” means Intellectual Property licensed to the Company or any Subsidiary pursuant to the Company IP Agreements.

        “Loan Agreement” means the Loan Agreement, made as of March 26, 2006, by and among the Company and the Lenders party thereto.

        “Material Adverse Effect” means any circumstance, change in or effect on the Company or any Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on the Company or any Subsidiary, is or is reasonably likely to be materially adverse to the business, prospects, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, change or effect arising out of (A) events, circumstances, changes or effects that generally affect the industries in which the Company operates, (B) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors), or (C) an effect (including the loss of customers, loss of suppliers or management personnel attrition) resulting from the public announcement of the execution of this Agreement or the pendency of the transactions contemplated by this Agreement.

        “Owned Intellectual Property” means Intellectual Property owned by the Company or any Subsidiary.

        “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Subsidiary is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; and (c) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

        “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3)o f the Securities Exchange Act of 1934, as amended.

        “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

        “Software” means computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotation.

        “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts posed with respect thereto) imposed by any Governmental Authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, national insurance, health, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

        “U.S. GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

    SECTION 1.02         Definitions. The following terms have the meaning set forth in the Sections set forth below:

Definition	Location
"Agreement"	Preamble
"Allocation"	7.02(b)
"Business"	Recitals
"Closing"	2.05
"Closing Date"	2.05
"Company"	Preamble
"Company Employee Plans"	3.17(b)
"Company Securityholder"	2.02
"Company Share Options"	2.04
"Company Share Option Plans"	2.04
"Confidentiality Agreement"	6.03(b)
"CSO"	3.06
"Escrow Account"	2.03
"Escrow Agent"	2.03
"Escrow Agreement"	2.03
"Escrow Amount"	2.03
"Financial Statements"	3.07(a)
"Interim Financial Statements"	3.07(a)
"Investment Center"	3.06
"Latest Balance Sheet"	3.08
"Leased Real Property"	3.14(b)
"Loss"	9.02(a)
"Material Contracts"	3.12(a)
"Ordinary Shares"	Recitals
"Pay-Off Amount"	8.02(f)
"Per Share Escrow Amount"	2.02(a)
"Per Share Option Amount"	2.04
"Per Share Purchase Price"	2.02(a)
"Pro Rata Share"	2.03
"Purchaser"	Preamble
"Purchaser Indemnified Party"	9.02(a)
"StoreAge China"	Recitals
"StoreAge U.S."	Recitals
"Seller"	Preamble
"Seller Indemnified Party"	9.03(a)
"Sellers' Representative"	9.08
"Subsidiaries"	Recitals
"Third Party Claims"	9.05(b)

    SECTION 1.03        Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import. when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

    (g)        any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its permitted successors and assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
PURCHASE AND SALE

    SECTION 2.01        Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, on a several and not joint basis, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser or to an Affiliate of the Purchaser designated by the Purchaser, the number of Ordinary Shares set forth opposite the name of such Seller on Exhibit A attached hereto, and the Purchaser shall purchase or shall cause an Affiliate of the Purchaser to purchase such number of shares from such Seller.

    SECTION 2.02        Purchase Price for the Shares. (a) Subject to (i) the withholding of the Per Share Escrow Amount at the Closing in accordance with Section 2.03 and the Escrow Agreement and (ii) Section 2.02(b), the purchase price for each Ordinary Share shall be the amount in cash equal to the Per Share Purchase Price, with the aggregate of the Per Share Purchase Prices to be paid to each Seller and the aggregate of the Per Share Escrow Amounts to be deducted from each Seller to be rounded to the nearest whole cent. For purpose of this Agreement:

    “Per Share Purchase Price” means $0.862.

    “Per Share Escrow Amount” means $0.112.

    (b)        The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller or holder of Company Share Options (each a “Company Securityholder”) (including payments made by the Escrow Agent) such amounts as it is required to deduct and withhold under any provision of U.S. federal, state or local, or any foreign, tax law; provided, however, that the Purchaser shall not make such deductions or withholdings of U.S. taxes if such Company Securityholder provides duly completed and executed W-8 or W-9 forms, as applicable, and such deduction or withholding is not required under applicable law. In addition, the Purchaser shall make such payments only if such Company Securityholder provides an authorization from the Israeli Tax Authorities, to the Purchaser’s reasonable satisfaction, specifying the rate at which the Purchaser is to withhold Israeli tax in relation to the payment or exempting the Purchaser in the entirety from withholding such Israeli tax (and Purchaser shall withhold Israeli tax from any payment in accordance with the conditions of such authorization). In the event that any authorization or exemption is not provided for one or more Sellers, the Purchaser and the Sellers’ Representatives, on behalf of such Sellers, shall enter into an appropriate agreement to provide for (i) the payment to each such Seller of the amount equal to 70% of the net amount (i.e. the difference per Ordinary Share that results from the subtraction of the Per Share Escrow Amount from the Per Share Purchase Price) that such Seller is otherwise entitled to receive in respect such Seller’s Ordinary Shares, and (ii) the deposit of the remaining 30% of the net amount that such Seller is otherwise entitled to receive in respect of such Seller’s Ordinary Shares into an escrow account with an escrow agent to be agreed by the parties. The pro rata portion of such escrow account shall be released promptly to each Seller for whom an authorization or exemption from the Israeli Tax Authorities is provided prior to due date (including any extension to such due date approved by the Israeli Tax Authorities) for the remittance to the Israeli Tax Authorities of withholding in the absence of an appropriate authorization or exemption. If no authorization or exemption from the Israeli Tax Authorities is provided prior to such due date (including any extension to such due date approved by the Israeli Tax Authorities) with respect to the amount payable to any Seller, the escrow agent shall remit the amount deposited into such escrow with respect to such Seller to the Israeli Tax Authorities. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of which such deduction and withholding was made by the Purchaser.

    SECTION 2.03        Escrow Fund. Prior to the Closing, the Sellers’ Representatives, on behalf of all of the Company Securityholders, and the Purchaser shall enter into an Escrow Agreement (the “Escrow Agreement”) with Citibank, N.A.(or if such Person declines, such other U.S. commercial bank based in New York, New York selected by the Purchaser and reasonably acceptable to the Sellers’ Representatives) (the “Escrow Agent”) substantially in the form of Exhibit 2.03 attached hereto. Pursuant to the terms of the Escrow Agreement, at the Closing the Purchaser shall deposit into the escrow account (the “Escrow Account”) to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement the amount of cash equal to $6,464,427 (the “Escrow Amount”). The Escrow Amount shall be available to compensate the Purchaser and other Purchaser Indemnified Parties for Losses in accordance with the indemnification obligations of the Sellers under Article IX of this Agreement and in accordance with the terms of the Escrow Agreement. The Purchaser shall be entitled to deduct from any payments due to a Seller or a holder of Company Share Options at the Closing pursuant to this Agreement the Per Share Escrow Amount in respect of each Ordinary Share, with the aggregate amount to be deducted from each Seller or holder of Company Share Options to be rounded to nearest whole cent. The portion of the Escrow Amount contributed on behalf of each Company Securityholder shall be in proportion to the number of Ordinary Shares held by such Company Securityholder immediately prior to the Closing, assuming the exercise of all outstanding Company Share Options as of immediately prior to the Closing (such proportion being such Company Securityholder’s “Pro Rata Share”), and shall be deemed held in a separate escrow sub-account for the benefit of such Company Securityholder. The portion thereof held in any Company Securityholder’s individual sub-account shall only be available to compensate the Purchaser and the other Purchaser Indemnified Parties for Losses for which such Company Securityholder is obligated to indemnify the Purchaser Indemnified Parties hereunder, and not for any Losses indemnifiable by any other Company Securityholder. Distributions from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement.

    SECTION 2.04        Treatment of Company Share Options. The Company shall take all necessary action, including using its best efforts to obtain the consent of the individual option holders required pursuant to Section 8.02(n), to (i) effective as of the Closing terminate The 1999 Israeli Share Option Plan, the 2003 Israeli Share Option Plan and the 2001 U.S. Stock Option Plan (the “Company Share Option Plans”), (ii) provide that each outstanding option to purchase Ordinary Shares granted under the Company Share Option Plans (each, a “Company Share Option”) that is outstanding and unexercised immediately prior to the Closing, whether or not exercisable, shall become fully vested and exercisable as of the Closing and (iii) cancel as of the Closing each Company Share Option that is outstanding and unexercised as of the Closing. With respect to each Company Share Option that is outstanding and unexercised as of the Closing and that has an exercise price per Ordinary Share that is less than the Per Share Purchase Price, in exchange for the cancellation of such Company Share Option, the Purchaser shall pay to the holder of such Company Share Option at the Closing (or to the trustee of the relevant Company Share Option Plan in the case of Company Share Options held by a trustee) (subject to the provisions of Section 2.02(b), Section 2.03 and this Section 2.04, in each case mutatis mutandis), an amount in cash (the “Per Share Option Amount”) equal to (x) the excess of the Per Share Purchase Price over the per share exercise price of such Company Share Option, less (y) the Per Share Escrow Amount. The Per Share Escrow Amount withheld with respect to each Company Share Option shall be deposited in the Escrow Fund to secure the indemnification obligations of the Company Securityholders pursuant to Section 9.02.

    SECTION 2.05        Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Ordinary Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the Company at 10:00 A.M. Israel time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 8.01 and Sections 8.02 (other than conditions that are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

    SECTION 2.06        Closing Deliveries by each Seller. At the Closing, each Seller shall deliver or cause to be delivered to the Purchaser:

    (a)        share certificates evidencing the Ordinary Shares owned by such Seller, duly endorsed in blank or accompanied by share transfer deeds duly executed in blank, in form reasonably satisfactory to the Purchaser and with any required (if required) share transfer tax stamps affixed;

(b) a counterpart of the Escrow Agreement executed by such Seller or on behalf of such Seller by the Sellers’ Representatives;

(c) the certificate of such Seller required by Section 8.02(d)(ii);

(d) [intentionally omitted]; and

(e) an appropriate W-9 form for tax identification number certification or a W-8 form for non-resident alien certification, and an appropriate authorization from the Israeli tax authorities.

    SECTION 2.07        Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

    (a)        (i) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement, and (ii) a letter of counsel to the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;

    (b)        a copy of (i) the Memorandum of Association, as amended (or similar organizational documents), of the Company and of each Subsidiary, certified by the Registrar of Companies or the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Memorandum of Association (or similar organizational documents) since such date, and (ii) the Articles of Association (or similar organizational documents) of the Company and of each Subsidiary, certified by the Secretary or Assistant Secretary of each such entity:

    (c)        good standing certificates for StoreAge U.S. from the Secretary of State of the jurisdiction in which such entity is incorporated or organized and from the Secretary of State in each other jurisdiction in which the properties owned or leased by any of the Company or any Subsidiary, or the operation of its business in such jurisdiction, requires the Company or any Subsidiary to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the Closing Date;

(d) the certificate of a duly authorized officer of the Company required by Section 8.02(d)(i);

    (e)        the resignations, effective as of the Closing, of all of the directors and officers of the Company and StoreAge U.S. and the resignations, effective as of the Closing, of all of the directors and officers of StoreAge China appointed by the Company, except for such persons as shall have been designated in writing prior to the Closing by the Purchaser to the Company; and

(f) the other opinions, certificates and other documents required to be delivered pursuant to Section 8.02.

    SECTION 2.08        Closing Deliveries by the Purchaser. (a) At the Closing, the Purchaser shall deliver to each Seller:

    (i)        the aggregate Per Share Purchase Price less the aggregate Per Share Escrow Amount that such Seller is entitled to receive in respect of its Ordinary Shares pursuant to Section 2.01, by check or wire transfer of immediately available funds to a bank account designated in writing by such Seller at least two (2) Business Days prior to the Closing;

(ii) a counterpart of the Escrow Agreement executed by the Purchaser;

(iii) the certificate of a duly authorized officer of the Purchaser required by Section 8.01(c); and

(iv) a receipt for the Ordinary Shares that the Purchaser is entitled to receive from the Sellers at the Closing.

    (b)        At the Closing, the Purchaser shall deliver to the Escrow Agent, in accordance with the Escrow Agreement, the Escrow Amount by wire transfer in immediately available funds to the accounts designated therefore in the Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As an inducement to the Purchaser to enter into this Agreement, the Company hereby represents and warrants to the Purchaser as follows, except as set forth in the section of the Disclosure Schedule corresponding to the related section number of the relevant representation or warranty below:

    SECTION 3.01        Organization, Authority and Qualification of the Company. The Company is a corporation duly organized and validly existing under the laws of Israel and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified and in good standing would not (x) adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Escrow Agreement, (y) adversely affect the ability of the Company and the Subsidiaries to conduct the Business or (z) otherwise have a Material Adverse Effect, and all such jurisdictions are set forth in Section 3.01 of the Disclosure Schedule. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Memorandum or Articles of Association. True and correct copies of the Memorandum and Articles of Association of the Company, each as in effect on the date hereof, have been delivered by the Company to the Purchaser.

    SECTION 3.02        Subsidiaries. (a) Section 3.02(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

    (b)        Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, neither the Company nor any Subsidiary is a member of (nor is any part of the Business conducted through) any partnership nor is the Company or any Subsidiary a participant in any joint venture or similar arrangement.

    (c)        StoreAge U.S. and, to the knowledge of the Company, StoreAge China, (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified and in good standing would not (x) adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Escrow Agreement, (y) adversely affect the ability of the Company and the Subsidiaries to conduct the Business or (z) otherwise have a Material Adverse Effect.

    (d)        All corporate actions taken by StoreAge U.S. and, to the knowledge of the Company, all corporate actions taken by StoreAge China have been duly authorized and no Subsidiary has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or By-laws (or similar organizational documents). True and complete copies of the certificate of incorporation and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been delivered by the Seller to the Purchaser.

    (e)        StoreAge China is a joint venture entity, in which the Company owns 40% of the outstanding capital stock, and the remaining 60% of the outstanding capital stock is owned by Beijing Deep Thought Software Company Ltd. In view of the aforementioned, any representations regarding StoreAge China are made to the knowledge of the Company.

    SECTION 3.03        Capitalization. (a) The authorized share capital of the Company is NIS 1,000,000 divided into 100,000,000 Ordinary Shares. As of the date hereof, (i) 49,836,898 Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) an aggregate of 11,938,347 Ordinary Shares are reserved for issuance pursuant to incentive stock options granted or to be granted pursuant to the Company Share Option Plans, of which an aggregate of 7,881,202 Ordinary Shares are issuable upon the exercise of Company Share Options outstanding on the date hereof. All of the outstanding Ordinary Shares and Company Share Options were issued in compliance with all applicable securities and corporate laws of Israel. None of the issued and outstanding Ordinary Shares was issued in violation of any preemptive rights. Except for Company Share Options granted pursuant to the Company Share Option Plans, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to Ordinary Shares or obligating either of the Sellers or the Company to issue or sell any Ordinary Shares, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Ordinary Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Ordinary Shares listed on Exhibit A attached hereto constitute all of the issued and outstanding share capital of the Company and, to the knowledge of the Company, are owned of record and beneficially by the Sellers as listed on Exhibit A attached hereto, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the Ordinary Shares in the name of the Purchaser in the share register of the Company, the Purchaser, assuming it shall have purchased such shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding share capital and rights to acquire share capital of the Company free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Ordinary Shares to be sold to the Purchaser pursuant to this Agreement will be fully paid and nonassessable. To the knowledge of the Company, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding Ordinary Shares.

    (b)        The share register of the Company accurately records: (i) the name and address of each Person owning Ordinary Shares and (ii) the certificate number of each certificate evidencing shares issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

    (c)        Section 3.03(c) of the Disclosure Schedule sets forth the following information with respect to each Company Share Option outstanding as of the date of this Agreement: (i) the name of the option holder; (ii) the number of Ordinary Shares subject to such Company Share Option; (iii) the exercise price of such Company Share Option; (iv) the date on which such Company Share Option was granted; (v) the applicable vesting schedule; and (vi) the applicable Company Share Option Plan. The Company has made available to the Purchaser a complete and correct copy of the Company Share Option Plans and the form of all share option agreements evidencing Company Share Options in each case as in effect on the date of this Agreement. All Ordinary Shares subject to issuance as previously stated in this Section 3.03(c), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

    (d)        All the outstanding shares of capital stock of StoreAge U.S. are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of StoreAge U.S. or obligating any Seller, the Company or StoreAge U.S. to issue or sell any shares of capital stock of, or any other interest in StoreAge U.S. To the knowledge of the Company, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in StoreAge U.S. The stock register of StoreAge U.S. accurately records: (i) the name and address of each Person owning shares of capital stock of StoreAge U.S. and (ii) the certificate number of each certificate evidencing shares of capital stock issued by StoreAge U.S., the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

    SECTION 3.04        Corporate Books and Records. The minute books of the Company and StoreAge U.S. and, to the knowledge of the Company, StoreAge China, contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, Boards of Directors and all committees of the Boards of Directors of such entity. The share register and the register of directors of the Company and StoreAge U.S. and, to the knowledge of the Company, such registers of StoreAge China, if applicable, completely and accurately set forth the information required to be included therein. Complete and accurate copies of all such minute books and of the share register of the Company and StoreAge U.S. have been provided by the Company to the Purchaser.

    SECTION 3.05        No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, the execution, delivery and performance of this Agreement by the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the Memorandum or Articles of Association (or similar organizational documents) of the Company or any Subsidiary, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Company, any Subsidiary or any of their respective assets, properties or businesses, or (c) except as set forth in Section 3.05(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the outstanding Ordinary Shares or any of the assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of the outstanding Ordinary Shares or any of such assets is bound or affected.

    SECTION 3.06        Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) consent of the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor (“CSO”); and (ii) consent of the Investment Center of the Israeli Ministry of Industry, Trade and Labor (the “Investment Center”).

    SECTION 3.07        Financial Information. (a) True and complete copies of (i) the audited consolidated balance sheet of the Company for each of the two fiscal years ended as of December 31, 2004 and 2005, and the related audited consolidated statements of operations, statements of changes in shareholders’ equity and statements of cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to herein as the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2006, and the related consolidated statements of operations, statements of changes in shareholders’ equity and statements of cash flows of the Company, together with all related notes and schedules thereto (collectively referred to herein as the “Interim Financial Statements”) have been delivered by the Seller to the Purchaser.

    (b)        The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and StoreAge U.S., (ii) present fairly the consolidated financial condition and results of operations of the Company and StoreAge U.S. as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and StoreAge U.S., (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and StoreAge U.S. and the results of the operations of the Company and StoreAge U.S. as of the dates thereof or for the periods covered thereby, (v) the Interim Financial Statements are subject to year-end adjustments that may be required by the Company’s independent auditors, and (vi) the liabilities towards the CSO are not reflected on the Interim Financial Statements.

    (c)        The books of account and other financial records of the Company and StoreAge U.S. (i) reflect all items of income and expense and all assets and Liabilities required to be reflected thereon in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and StoreAge U.S., respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies, and (iii) have been maintained in accordance with good business and accounting and practices.

    SECTION 3.08        Absence of Undisclosed Liabilities. There are no Liabilities of the Company or StoreAge U.S. and, to knowledge of the Company, there are no Liabilities of StoreAge China, other than Liabilities (a) reflected or reserved against on the consolidated balance sheet of the Company as of June 30, 2006 (the “Latest Balance Sheet”), (b) described in Section 3.07(b)(vi) above, or (c) incurred since the date of the Latest Balance Sheet in the ordinary course of business, consistent with past practice, of the Company and the Subsidiaries and which individually and in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect. Except as provided above, reserves are reflected on the Latest Balance Sheet against all Liabilities of the Company and StoreAge U.S. in amounts that have been established on a basis consistent with the past practices of the Company and StoreAge U.S. and in accordance with U.S. GAAP.

    SECTION 3.09        Conduct in the Ordinary Course. Since June 30, 2006, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as set forth in Section 3.09 of the Disclosure Schedule, since the above date, none of the Company nor StoreAge U.S. nor, to the knowledge of the Company, StoreAge China, has:

(a) amended or restated the Memorandum or Articles of Association (or other organizational documents) of the Company or any Subsidiary;

(b) issued or sold any share capital, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Subsidiary;

    (c)        redeemed any of the share capital or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of share capital of the Company or any Subsidiary or otherwise;

    (d)        merged with, entered into a consolidation with or acquired any interest of 5%or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(e) made any capital expenditure or commitment for any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

(f) sold, leased, licensed or otherwise transferred any properties or assets, other than the sale of inventory or licenses in the ordinary course of business consistent with past practice;

(g) issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $25,000individually or $100,000in the aggregate;

(h) incurred any Indebtedness in excess of $25,000 individually or $100,000 in the aggregate;

(i) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(j) failed to pay any creditor any amount owed to such creditor when due;

    (k)        (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, or (ii) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law;

(l) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(m) made any material changes in the customary methods of operations of the Company, any Subsidiary or the Business;

(n) permitted or allowed any of its assets to be subjected to any Encumbrance;

(o) revalued any of its assets other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

    (p)        made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by U.S. GAAP and set forth in Section 3.09 of the Disclosure Schedule;

(q) amended, terminated, cancelled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the Company or any Subsidiary;

(r) made any express or deemed election or settled or compromised any liability with respect to Taxes of the Company or any Subsidiary;

    (s)        disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent and except in the ordinary course of business) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company or any Subsidiary has any right, title, interest or license;

(t) amended, modified or consented to the termination of any Material Contract or the Company’s or any Subsidiary’s rights thereunder;

    (u)        (i) abandoned, sold, assigned, or granted any security interest in or to any item of the Owned Intellectual Property, Licensed Intellectual Property or Company IP Agreements, including, without limitation, failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Owned Intellectual Property or Licensed Intellectual Property except in the ordinary course of business, (iii) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to the date of the Latest Balance Sheet), or (iv) disclosed, or allow to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure contract protecting against disclosure thereof;

(v) suffered any Material Adverse Effect; or

    (w)        agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.09 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.09, except as expressly contemplated by this Agreement.

    SECTION 3.10        Litigation. There are no Actions by or against the Company or StoreAge U.S. and, to the Knowledge of the Company, there are no Actions by or against StoreAge China, or affecting any of the assets or businesses of the Company or StoreAge U.S. or, to the Knowledge of the Company, affecting any of the assets or businesses of StoreAge China, pending before any Governmental Authority (or, to the knowledge of the Company, threatened to be brought by or before any Governmental Authority). None of the Company, StoreAge U.S. or, to knowledge of the Company, StoreAge China or any of their respective assets or properties is subject to any Governmental Order (nor, to the knowledge of the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, the Escrow Agreement or the consummation of the transactions contemplated by this Agreement.

    SECTION 3.11        Compliance with Laws. (a) The Company, StoreAge U.S. and, to the knowledge of the Company, StoreAge China have each conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Company or any Subsidiary or any of their properties or assets, and none of the Company or StoreAge U.S. or, to the knowledge of the Company, StoreAge China, is in violation of any such Law or Governmental Order.

    (b)        There is no Governmental Order applicable specifically to the Company or any Subsidiary or any of their properties or assets, except extension orders (tzavei harchava) issued by the Minister of Labor relating to the software or electronics industry.

    (c)        None of the Company, StoreAge U.S. or any officer, director, shareholder, employee, agent or representative of the Company or StoreAge U.S., or, to the knowledge of the Company, StoreAge China, or any of its officers, directors, shareholders, employees, agents or representatives (i) has taken any action which is or could be deemed to be a violation of the Foreign Corrupt Practices Act in respect of the Business; (ii) is aware of any action or conduct which could be deemed to be a violation of the Foreign Corrupt Practices Act in respect of the Business; or (iii) has offered, given, paid, authorized the payment of, or promised, directly or indirectly, any money, gift, promise or other thing of value to any Foreign Official (or to any Person while knowing it will be offered, given or promised to a Foreign Official) for any purpose including, by way of example, influencing any act or decision of such Person acting in their official capacity, inducing such Person to do or omit to do any action in violation of their lawful duty, inducing such Person to use their influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist the Company or any Subsidiary obtain or retain business for or with, or in directing business to, any Person.

    SECTION 3.12        Material Contracts. (a) Section 3.12(a) of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral agreements) of the Company and the Subsidiaries (such contracts and agreements, together with all the leases relating to the Leased Real Property listed in Section 3.14(b) of the Disclosure Schedule and all Company IP Agreements listed or otherwise set forth in Section 3.13(a) of the Disclosure Schedule), being “Material Contracts”):

    (i)        all contracts and agreements under the terms of which the Company or any Subsidiary is likely to pay or receive consideration having a value of more than $100,000 in the aggregate over the remaining term of such contract or other arrangement;

    (ii)        all joint venture, partnership, strategic alliance or similar agreements (other than (x) any non-exclusive reseller or distribution agreements substantially in the form of the Company’s standard forms, or (y) confidentiality or non-disclosure agreements);

(iii) all shareholder agreements, investor rights’ agreements, registration rights agreements, right of first refusal agreements or similar agreements;

    (iv)        (A) all agreements pursuant to which the Company or any Subsidiary has sold or has agreed to sell any shares or material assets, and (B) all agreements pursuant to which the Company or any Subsidiary has sold or licensed or has agreed to sell or license any assets for aggregate consideration greater than $100,000 (other than any licensing of the Company’s products or services to end users in the ordinary course of business);

    (v)        all material agreements with resellers and distributors (other than (x) any non-exclusive reseller or distribution agreements substantially in the form of the Company’s standard forms, or (y) confidentiality or non-disclosure agreements);

(vi) all contracts and agreements relating to any Indebtedness of the Company or any Subsidiary in excess of $50,000 individually;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

    (viii)        all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) all contracts and agreements between or among the Company or any Subsidiary, on one hand, and a Seller or any Affiliate of a Seller (other than the Company or any Subsidiary), on the other hand;

(x) all material contracts and agreements providing for benefits under any Company Employee Plan; and

(xii) all other contracts agreements that the Company deems material to its business.

    (b)        Each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement and the Escrow Agreement, except to the extent that any consents set forth in Section 3.05(c) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. None of the Company nor any Subsidiary is in breach of, or default under, any Material Contract. To the knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder and none of the Company or any Subsidiary has received any notice of termination, cancellation, breach or default under any Material Contract. The Company has made available to the Purchaser true and complete copies of all Material Contracts.

    SECTION 3.13        Intellectual Property. (a) Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the Owned Intellectual Property, (ii) all Company IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses that is not material to the Business and (iii) other Owned Intellectual Property material to the Business.

    (b)        The operation of the Business as currently conducted and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no Actions or Claims are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary alleging any of the foregoing.

    (c)        The Company or a Subsidiary owns or has the legal right to use all Intellectual Property used by the Company and the Subsidiaries in the Business. With respect to Owned Intellectual Property, the Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to such Owned Intellectual Property, and the Company or a Subsidiary has a valid right to use the Owned Intellectual Property in the ordinary course of the Business as presently conducted. With respect to Licensed Intellectual Property, the Company or a Subsidiary has a valid right to use such Licensed Intellectual Property in the ordinary course of the Business as presently conducted pursuant to valid and effective license agreements.

    (d)        No Owned Intellectual Property, or to the knowledge of the Company, any Licensed Intellectual Property, is subject to any outstanding decree, order, injunction, judgment, ruling or agreement restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property. The Owned Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

    (e)        No Actions or Claims have been asserted or are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary infringe or misappropriate any Intellectual Property right of any third party or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

    (f)        To the knowledge of the Company, no person is engaging in any activity that infringes the Owned Intellectual Property or Licensed Intellectual Property. Licensed Intellectual Property is not granted exclusively to the Company or any Subsidiary. Except in the ordinary course of business, neither the Company nor any Subsidiary has granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement and the Escrow Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or Licensed Intellectual Property.

    (g)        The Company Software is free of all viruses, worms, trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. Except as set forth in Section 3.13(g) of the Disclosure Schedule, the Company Software does not incorporate any GNU or “open” source code or object code under which the Company Software is subject to the GNU general public license, GNU lesser general public license and other “copyleft” license. The Company’s business as currently conducted and as proposed to be conducted does not involve the use or development of, or engaging in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli or applicable foreign law, and the Company’s business as currently conducted and as proposed to be conducted does not require the Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other applicable laws regulating the development, commercialization or export of technology. No rights in the Company Software have been transferred to any third party except to the customers of the Business to whom the Company or a Subsidiary has licensed such Company Software in the ordinary course of business. Section 3.13(g) of the Disclosure Schedule lists all agreements pursuant to which the Company or StoreAge U.S. has deposited source code or similar materials for the Company Software with or for the benefit of any Person. Each of the Company, StoreAge U.S. and, to the knowledge of the Company, StoreAge China, has the right to use all software development tools, library functions, compilers, and other third party software that are material to the Business or that are required to operate or modify the Company Software.

    (h)        The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with the Business. To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Owned Intellectual Property used in connection with the Business by any person; (ii) no employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) no employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

     SECTION 3.14        Leased Real Property. (a) None of the Company or any Subsidiary owns or has owned any real property.

    (b)        Section 3.14(b) of the Disclosure Schedule lists: (i) the block and lot number, and the street address, of each parcel of real property leased or subleased by the Company or any Subsidiary (the “Leased Real Property”), (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) all applicable lease agreements for each parcel of Leased Real Property and a summary of the terms and rental payment amounts pertaining to each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property.

    (c)        The Company has made available to the Purchaser true and complete copies of all lease agreements for each parcel of Leased Real Property, as listed in Section 3.14(b) of the Disclosure Schedule. With respect to each lease listed in Section 3.14(b) of the Disclosure Schedule, none of the Company nor any Subsidiary has exercised or given any notice of exercise of any option, right of first offer or right of first refusal contained in any such lease or sublease.

    (d)        To the knowledge of the Company, either the Company or a Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property for the purposes for which it is currently being used. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property or any of the facilities, buildings, improvements, or fixtures attached to or located on any of the Leased Real Property. To the knowledge of the Company, neither the Company nor any Subsidiary has leased or subleased any parcel or any portion of any parcel of Leased Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has the Company or any Subsidiary assigned its interest under any lease or sublease listed in Section 3.14(b) of the Disclosure Schedule to any third party.

    SECTION 3.15        Environmental Matters. Each of the Company, StoreAge U.S. and, to the knowledge of the Company, StoreAge China is in compliance with all applicable Environmental Laws and all Environmental Permits. There has been no release or discharge of any Hazardous Material on any of the Leased Real Property or, during the period of the Company’s or any Subsidiary’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary. There are no Environmental Claims pending or threatened against the Company, any Subsidiary or the Leased Real Property, and to the Company’s knowledge there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim. Neither the Company, StoreAge U.S. or, to the knowledge of the Company, StoreAge China has any actual or alleged liability, whether fixed or contingent, under any Environmental Law. Neither the execution of this Agreement or the Escrow Agreement nor the consummation of the transactions contemplated by this Agreement or thereby will require any cleanup or other remedial action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

    SECTION 3.16        Assets. The Company or a Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets used in the conduct of the Business or otherwise owned, leased or used by the Company or any Subsidiary, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by the Company or any Subsidiary or in or relating to the conduct of the Business. Except as set forth in Section 3.16 of the Disclosure Schedule, each of the Company or a Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all of its assets, free and clear of all Encumbrances.

    SECTION 3.17       Employment Matters. (a) Employees. Section 3.17(a) of the Disclosure Schedule lists the name, title, place of employment, date of hire, annual salary rate, annual bonus, and other compensation or benefits paid or payable (in cash or otherwise) in 2005 and 2006 of each current employee, officer, director, consultant or agent of the Company and StoreAge U.S. Except as described in Section 3.17(a) of the Disclosure Schedule, each employee is terminable “at will” subject to applicable notice periods as set forth by law or in the employment agreement, but in any event not more than 60 days, and there are no agreements or understandings between the Company or any Subsidiary and any of their employees that their employment will be for any particular period. The Company is not aware that any of officers or key employees of the Company or any Subsidiary intends to terminate his or her employment with the Company or any Subsidiary.

    (b)        Employee Benefit Plans. Section 3.17(b) of the Disclosure Schedule lists (i) all employment, termination, severance or other similar contracts or arrangements between the Company or any Subsidiary, on the one hand, and any employee of the Company or any Subsidiary, on the other hand, and (ii) all employee benefit plans and all bonus, stock option, share purchase, restricted share, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (collectively, the “Company Employee Plans”). Each Company Employee Plan is in writing and the Company has furnished to the Purchaser a complete and accurate copy of each Company Employee Plan and a complete and accurate copy of each material document prepared in connection with each such Company Employee Plan. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary. Except as provided in individual employment agreements, labor laws and regulations and extension orders (tzavei harchava), neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by applicable Law.

    (c)        Absence of Retiree Benefit Plans. No Company Employee Plan or any agreement with any employee, officer or director of the Company or any Subsidiary provides, or reflects or represents any liability to provide post-termination medical, health, disability, insurance or other benefits to any person for any reason, and, to the knowledge of the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any employee, officer or director (either individually or as a group) or any other person that such employee, officer or director or other person would be provided with post-termination life, health or other benefits, except for employee insurance plans and directors and officers insurance and indemnification agreements.

    (d)        Compliance with Applicable Law. Each Company Employee Plan is now and always has been operated in all respects in accordance with the requirements of all applicable Law. The Company and each Subsidiary has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Employee Plan. No legal action, suit or claim is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan (other than claims for benefits in the ordinary course).

    (e)        Absence of Consequences. Subject to any applicable law, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, employment agreement, trust, loan or other agreement or arrangement that will or might result in any payment (whether of severance pay, “gross-up,” or indemnity or similar payment or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of the Company or any Subsidiary, except for any payment that is fully funded.

    (f)        No ERISA Plans. Except for StoreAge U.S. which has an Employee Plan (US 401K) which is subject to ERISA and secured by an ERISA Bond, none of the Company Employee Plans are subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, or to any similar or corresponding statute of any jurisdiction outside of Israel.

    (g)        Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Company Employee Plan have been made on or before their due dates. No Company Employee Plan has, or as of the Closing will have, unfunded liabilities that, as of the Closing will not be fully funded or insured against. With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in accordance with GAAP on the Latest Balance Sheet, except for obligations incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet.

    (h)        Israel Employment Matters. The Company has complied with all legislative, regulatory and other binding provisions relating to employee of the Company in Israel and their terms and conditions of employment, and has made all deductions and payments to the Income Tax Authority and the National Insurance Institute required to be made by law or any other deductions or payments required by law. The severance pay due to the employees of the Company is fully insured against or funded. All other liabilities of the Company and the Subsidiaries to the employees of the Company and the Subsidiaries were properly accrued in the Latest Balance Sheet.

    (i)        Proprietary Invention Agreements. All directors, officers, management employees, and technical and professional employees of the Company and each Subsidiary are under written obligation to the Company or such Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or such Subsidiary all inventions made by them within the scope of their employment during such employment.

    SECTION 3.18        Labor Matters. (a) None of the Company or any Subsidiary is bound by or subject to collective bargaining agreement or any arrangement, written or oral, with any labor union and is required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by law to be provided pursuant to rules and regulation of the Histadrut (General Federation of Labor), the Coordinating Bureau of Economic Organization and the Industrialists’ Association. Neither the Company nor any Subsidiary has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its employees. Except to the extent applicable to employers and employees generally or in a certain field in Israel, neither the Company nor any Subsidiary has or is subject to, and no employee of Company or any Subsidiary benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof.

    (b)        There are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years.

    (c)        The Company and each Subsidiary are in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, including the Advance Notice for Dismissal and Resignation Law, 5761-2001, the Notification to an Employee (Terms of Employment) Law, 5762-2002, the Prevention of Sexual Harassment Law, 5758-1998, the Hours of Work and Rest Law, 5711-1951 and the Employment by Human Resources Contractors Law, 5756-1996. The Company has provided or made available to Purchaser all licenses or permits held by the Company and the Subsidiaries that enable them to employ foreign employees or employees from territories currently administered by Israel.

    (d)        The obligations of the Company to provide statutory severance pay to its employees pursuant to the Severance Pay Law, 5723-1963 is fully insured against or funded. The Company uses the provisions of Section 14 of the Severance Pay Law, 5723-1963 with respect to such statutory severance pay.

    (e)        All amounts that the Company and the Subsidiaries are legally or contractually required either (x) to deduct from their employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their employees’ salaries and benefits and to pay to any Governmental Authority as required by the Ordinance and National Insurance Law [Consolidated Version], 5755-1995, the National Health Insurance Law, 5754-1994 or otherwise have, in each case, been duly deducted, transferred, withheld and paid in all material respects.

    (f)        None of the Company or any Subsidiary has engaged any employee whose employment would require special licenses or permits. None of the Company or any Subsidiary has engaged any consultants, sub-contractors or freelancers who, according to Israeli law, would be entitled to the rights of an employee vis-à-vis the Company or a Subsidiary, including rights to severance pay, vacation, recuperation pay (“dmei havra’a”) and other employee-related statutory benefits.

    (g)        There are no unwritten policies or customs concerning the payment of statutory severance pay when it is not legally required that, by extension, could entitle employees of the Company or any Subsidiary to severance benefits in addition to those to which they are entitled pursuant to the applicable Laws, other than those included in the Company Employee Plans.

    (h)        The Company and each Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with U.S. GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Subsidiary.

    (i)        There are no unfair labor practice complaints pending against the Company or any Subsidiary before any Governmental Authority. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before any Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any Person.

    SECTION 3.19        Certain Interests. (a) To the knowledge of the Company, no shareholder, officer or director of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is, a dependent of, any such shareholder, officer or director:

    (i)        owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company or any Subsidiary uses in the conduct of the Business or otherwise; or

(ii) has outstanding any Indebtedness to the Company or any Subsidiary.

    (b)        Except as described in Section 3.19(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has any Liability or any other obligation of any nature whatsoever to any officer, director or shareholder of the Company or any Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

    SECTION 3.20        Taxes. (a) The Company and the Subsidiaries have paid all Taxes (including advances required by law on Taxes) that were due prior to the date hereof. As of the Closing, the Company and the Subsidiaries (i) will have paid all Taxes that they are required to pay prior to the Closing, and (ii) will have withheld all Taxes required to be withheld. There are no liens for Taxes upon any property or assets of the Company or any Subsidiary except for liens for Taxes not yet due.

    (b)        The Company and the Subsidiaries have prepared and timely filed all Israeli, local and foreign returns, estimates, information statements and reports (“Returns”) required to be filed with any taxing authority at or prior to the Closing relating to any and all Taxes concerning or attributable to the Company or any Subsidiary or to their operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Section 3.20(b) of the Disclosure Schedule lists all Returns filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after December 31, 2003. The Company has made available to Purchaser copies of all Returns filed for all periods since its inception.

    (c)        There is no Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary that is not reflected as a liability on the Latest Balance Sheet nor has the Company or any Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and the Subsidiaries do not have any liabilities for unpaid Israeli, local or foreign Taxes that have not been accrued for or reserved on the Latest Balance Sheet, whether asserted or unasserted, contingent or otherwise (other than Taxes that have accrued subsequent to the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice).

    (d)        None of the Company nor any of the Subsidiaries is a party to any income tax-sharing agreement or similar arrangement with any other party, has assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax, or has any liability for the Taxes of any person, as a transferee or successor, by contract or otherwise.

    (e)        The Company has received final assessments of its tax returns (“shumot sofiot”) through and including the 2001 tax year. No Returns of the Company or any Subsidiary have been audited by a government or taxing authority during the three years preceding the date of this Agreement, nor is any such audit in process or pending, and neither the Company nor any Subsidiary has been notified of any request for such an audit or other examination.

(f) None of the Company or any Subsidiary is a party to any joint venture, partnership or other agreement that the Company has reason to believe could be treated as a partnership for Tax purposes.

    (g)        None of the Company or any Subsidiary has received any notice from any taxing authority in a jurisdiction where the Company or any Subsidiary has not filed Returns that the Company or a Subsidiary may be subject to taxation in such jurisdiction.

    (h)        Neither the Company nor any Affiliate is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or a Subsidiary of any “excess parachute payments” within the meaning of section 280G of the Code (without regard to Section 280G(b)(4) of the Code).

    (i)        None of the Company or Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

    SECTION 3.21        Customers. Section 3.21 of the Disclosure Schedule lists the names of the ten most significant customers (by revenue) of the Business for each of the year ended December 31, 2005 and the nine-month period ended September 30, 2006, and the amount that each such customer was invoiced during each such period. None of the Company or any Subsidiary has received any notice or has any reason to believe that any significant customer of the Business has ceased, or will cease, to use the products or services of the Company or any Subsidiary or has substantially reduced, or will substantially reduce, the use of such products or services at any time.

    SECTION 3.22        Insurance. All material assets, properties and risks of the Company and each Subsidiary are, and for the past five years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Company or a Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company or such Subsidiary, as the case may be. Section 3.22 of the Disclosure Schedule lists all insurance policies currently maintained by the Company and the Subsidiaries.

    SECTION 3.23        CSO Funding. Section 3.23 of the Disclosure Schedule (i) describes all approvals received by the Company from the Investment Center and all funds provided by the CSO to the Company or any Subsidiary and all amounts repaid by the Company or any Subsidiary to the CSO and (ii) lists all agreements and other material documents and correspondence with the Investment Center and the CSO regarding such approvals and funding.

    SECTION 3.24        Full Disclosure. (a) The Company is not aware of any facts pertaining to the Company, any Subsidiary or the Business which could reasonably be expected to materially adversely affect the Company, any Subsidiary or the Business and which have not been disclosed in this Agreement or otherwise disclosed to the Purchaser by the Company or any Seller except for risks inherent in high-tech company in a competitive market, including any promise or guarantee as to financial or commercial success of the Company.

    (b)        To the knowledge of the Company, no representation or warranty of the Company in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

    SECTION 3.25        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Escrow Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        As an inducement to the Purchaser to enter into this Agreement, each Seller hereby represents and warrants to the Purchaser, with respect to such Seller only, as follows:

    SECTION 4.01        Authority of such Seller. The execution and delivery of this Agreement and the Escrow Agreement by such Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated by this Agreement and thereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been, and upon their execution the Escrow Agreement shall have been, duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon its execution the Escrow Agreement shall constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.

    SECTION 4.02        No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained, the execution, delivery and performance of this Agreement and the Escrow Agreement by such Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of such Seller, (b) conflict with or violate any Law or Governmental Order applicable to such Seller, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract to which such Seller is a party or by which any of the properties of such Seller may be bound, except for violations, breaches or defaults which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such Seller, or result in the creation of any Encumbrance on any of the outstanding Ordinary Shares owned by such Seller.

    SECTION 4.03        Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Escrow Agreement by such Seller does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as described in Section 3.06 of this Agreement.

    SECTION 4.04        Ownership of Ordinary Shares. Such Seller owns of record and beneficially, free and clear of all Encumbrances (other than Encumbrances under securities laws and any Encumbrances that will be discharged and released at or prior to the Closing) the number of Ordinary Shares set forth opposite the name of such Seller on Exhibit A attached hereto and does not own, beneficially or otherwise, any other securities of the Company or any of its Subsidiaries. At the Closing, the Purchaser will acquire from such Seller such Ordinary Shares free and clear of all Encumbrances other than Encumbrances under securities laws or Encumbrances created by or on account of the Purchaser. Upon the transfer of such Seller’s shares to the Purchaser, in accordance to the terms herein, the Purchaser will own all such Seller’s shares of the Company free and clear of all Encumbrances and will be fully paid and nonassessable. Such Seller is not a party to any voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding Ordinary Shares of such Seller.

    SECTION 4.05        Litigation. No Action by or against such Seller is pending or, to the knowledge of such Seller, threatened, which could reasonably be expected to affect in any material respect the legality, validity or enforceability of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

    SECTION 4.06        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

    SECTION 4.07        Right of First Refusal. Such Seller irrevocably waives his right of first refusal with regard to the sale of shares by all other shareholders.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

    SECTION 5.01        Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and thereby. The execution and delivery by the Purchaser of this Agreement and the Escrow Agreement, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated by this Agreement and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon its execution the Escrow Agreement shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon its execution the Escrow Agreement shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

    SECTION 5.02        No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referenced to in Section 5.03, except as may result from any facts or circumstances relating solely to the Company or the Sellers, the execution, delivery and performance by the Purchaser of this Agreement and the Escrow Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under and to consummate the transactions contemplated by, this Agreement or by the Escrow Agreement.

    SECTION 5.03        Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the Escrow Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except as described in Section 3.06 of this Agreement.

    SECTION 5.04        Investment Purpose. The Purchaser is acquiring the Ordinary Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

    SECTION 5.05        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

    SECTION 5.06        No Success. The Purchaser is an experienced investor with such business and investment expertise as to be able to evaluate the risks involved in an investment in a high-tech company in a competitive market. Without derogating from the express representations and warranties made by the Company and the Sellers in this Agreement, the Purchaser is aware that (i) there is no promise or guarantee as to the financial or commercial success of the Company and (ii) there is no assurance or guarantee that forward-looking plans or projections, or planned products, will materialize or achieve the projected or expected results.

    SECTION 5.07        CSO. The Purchaser is aware that the transaction contemplated by this Agreement is subject to the approval of the CSO in accordance with the Encouragement of Research and Development in Industry Act of 1984 and any regulations promulgated thereunder (the “ERDI Law”) and the Purchaser is aware that: (i) the Company is subject to the payment of royalties to the CSO from sale of products supported by the CSO up to a sum equal to the grant amount, and (ii) the ERDI Law places strict constraints on the transfer of specified know-how and/or production rights, making such transfers subject to the absolute discretion of the CSO, acting in accordance with the aims of the ERDI Law, and requiring that any such transfer receive the prior written approval of the CSO. The Purchaser agrees to use its reasonable best efforts to obtain the consent of the CSO required to complete the transactions contemplated by this Agreement; provided, however, that the Purchaser shall not be required to pay any consideration or to agree to any restrictions or undertakings in connection with seeking such consent, except for the execution of an undertaking to the CSO substantially in the form of Exhibit 5.07.

    SECTION 5.08        Financial Capability. The Purchaser has sufficient funds to fulfill its obligations pursuant to this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

    SECTION 6.01        Conduct of Business Prior to the Closing. (a) The Company covenants and agrees that, except as described in Section 6.01(a) of the Disclosure Schedule, between the date hereof and the time of the Closing, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company’s and such Subsidiary’s prior practice. Without limiting the generality of the foregoing, except as described in Section 6.01(a) of the Disclosure Schedule, the Company shall, and shall cause each Subsidiary to (i) use their reasonable best efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to the Purchaser the services of the employees of the Company and each Subsidiary, and (C) preserve their current relationships with their customers, suppliers and other persons with which they have had significant business relationships; (ii) not issue or grant any shares or options or any rights to acquire shares or options; and (iii) not engage in any practice, take any action, fail to take any action or enter into any transactions which could cause any representation or warranty of the Company to be untrue or result in a breach of any covenant made by the Company in this Agreement.

    (b)        Except as described in Section 6.01(b) of the Disclosure Schedule, the Company covenants and agrees that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, neither the Company nor any Subsidiary will do any of the things enumerated in the second sentence of Section 3.09 (including, without limitation, clauses (a) through (w) thereof).

    SECTION 6.02        Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Subsidiaries and each of the Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business and (ii) furnish to the officers, employees, agents, accountants, counsel and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

    SECTION 6.03        Confidentiality. (a) Each Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to the Company’s and each Subsidiary’s trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company and each Subsidiary (the “Company Information”), (b) in the event that such Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this Section 6.03, and (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this section shall not apply to any information that (i)  is or becomes subsequently available publicly and was not disclosed in breach of this Agreement by such Seller, its agents, representatives, Affiliates, employees, officers or directors, (ii) corresponds in substance to information that was received in good faith by such Seller from a third party having a right to disclose such information; or (iii) was independently developed by or on behalf of such Seller subsequent to the receipt of such disclosure without resort to the information disclosed by the Company or any Subsidiary. The Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 6.03 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

    (b)        The Purchaser and the Company agree that if this Agreement is terminated in accordance with its terms without Closing, the Purchaser and the Company will continue to be bound by the terms of the Mutual Nondisclosure Agreement, dated as of August 17, 2006, by and between the Purchaser and the Company (the “Confidentiality Agreement”).

    SECTION 6.04        Required Consents. (a) The Company shall use its reasonable best efforts to obtain (or cause the Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Escrow Agreement and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

    (b)        The Company and the Subsidiaries shall give promptly such notices to third parties and use their reasonable best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

    (c)        The Purchaser shall cooperate and use all reasonable efforts to assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change inthe terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Company, any Subsidiary or the Business.

(d) The Company knows of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

    SECTION 6.05        Notice of Developments. Prior to the Closing, the Company shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company or the Sellers in this Agreement or which could have the effect of making any representation or warranty of the Company or the Sellers in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company, any Subsidiary or the Business.

    SECTION 6.06         No Shop. Each Seller and the Company agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of such Seller, the Company or any of their respective officers, directors, representatives or agents will (i) solicit, initiate, knowingly encourage or accept any other proposals or offers from any Person relating to any acquisition of any Ordinary Shares or assets of the Company or any Subsidiary (other than products or services to be sold or licensed in the ordinary course of business consistent with past practice) or (ii) participate in any discussions or negotiations with any Person (other than the Purchaser) regarding, or furnish to any Person (other than the Purchaser) any information with respect to, any of the foregoing. Each of the Company and each Seller immediately shall cease any existing discussions or negotiations conducted by such person with respect to any of the foregoing.

    SECTION 6.07        Use of Intellectual Property. From and after the Closing, none of the Sellers nor any of their Affiliates shall use any of the Owned Intellectual Property except pursuant to commercial arrangements between the Sellers (or their Affiliates) and the Company or as permitted pursuant to Section 6.03.

    SECTION 6.08        [Intentionally omitted].

    SECTION 6.09        Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

    SECTION 6.10        Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VII
CERTAIN TAX MATTERS

    SECTION 7.01        Taxes on Sale. Each Seller shall be liable for and shall hold the Purchaser harmless against any capital gains, ordinary income, company, National Insurance, health tax or any other Taxes applicable to such Seller which become payable in connection with the sale of shares hereunder by such Seller.

    SECTION 7.02        Miscellaneous. The Sellers and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company or any Subsidiary) under any indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the purchase price or as capital contributions for tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise.

ARTICLE VIII
CONDITIONS TO CLOSING

    SECTION 8.01        Conditions to Obligations of the Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

    (a)        Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality or Material Adverse Effect shall have been true and correct, and the representations and warranties that are not so qualified shall have been true and correct in all material respects, when made and as of the Closing, as though made on and as of the Closing, except to the extent such representations and warranties are expressly made as of earlier date, in which case, as of such earlier date;

    (b)        Compliance with Agreements. The Purchaser shall have performed or complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing;

    (c)        Officer Certificate. The Purchaser shall have delivered to the Seller or a representative of the Sellers a certificate, dated the date of the Closing, signed by a duly authorized officer of the Purchaser, certifying as to the satisfaction of the conditions specified in Sections 8.01(a) and 8.01(b);

    (d)        No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against such Seller, any other Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of such Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(d) shall not apply if such Seller has directly or indirectly solicited or encouraged any such Action; and

(e) Escrow Agreement. The Purchaser shall have executed and delivered to the Sellers or a representative of the Sellers the Escrow Agreement.

    SECTION 8.02        Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

    (a)        Representations and Warranties of the Company. The representations and warranties of the Company contained in this Agreement that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct, and the representations and warranties that are not so qualified shall have been true and correct in all material respects, when made and as of the Closing as though made on and as of the Closing, except to the extent that any such representations and warranties are expressly made as of an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date;

    (b)        Representations and Warranties of the Sellers. The representations and warranties of the Sellers contained in this Agreement that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct, and the representations and warranties that are not so qualified shall have been true and correct in all material respects, when made and as of the Closing as though made on and as of the Closing, except to the extent that any such representations and warranties are expressly made as of an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date;

    (c)        Compliance with Agreement. (i) The Company shall have performed or complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing; and (ii) each Seller shall have performed or complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by such Seller on or prior to the Closing;

    (d)        Officer Certificate. (i) The Company shall have delivered to the Purchaser a certificate, dated the date of the Closing, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(c)(i); and (ii) each Seller shall have delivered to the Purchaser a certificate, dated the date of the Closing, signed by a duly authorized officer of the Seller, certifying as to the satisfaction of the conditions specified in Sections 8.02(b) and 8.02(c)(ii);

    (e)        No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect;

    (f)        Loan Agreement. (i) The Lenders under the Loan Agreement shall have delivered to the Purchaser a “pay-off” letter duly executed by the Lenders, in form and substance reasonably acceptable to the Purchaser, certifying as to the aggregate amount owed by the Company and the Subsidiaries under the Loan Agreement as of immediately prior to the Closing (which amount shall not be greater than $4,000,000 plus the amount of interest accrued and unpaid since October 1, 2006) (the “Pay-off Amount”) and agreeing that, among other things, upon the payment of such Pay-Off Amount to the Lenders at the Closing in accordance with the “pay-off” letter, (A) all obligations under the Loan Agreement will be satisfied in full and neither the Company nor any of the Subsidiaries will have any outstanding liabilities or obligations whatsoever to any of the Lenders under, in connection with or pursuant to the Loan Agreement or other Transaction Documents (as defined in the Loan Agreement) and (B) all Encumbrances granted in favor of the Lenders under the Loan Agreement and other Transaction Documents (as defined in the Loan Agreement) shall be released; and (ii) the Lenders shall have delivered to the Company for filing, or authorized the filing by the Company of, UCC 3 Termination Statements and such other documents and forms as the Purchaser deems reasonably necessary to validly terminate or release all Encumbrances granted by the Company or any of its Subsidiaries in favor of the Lenders upon recordation thereof, in each case, in form and substance reasonably satisfactory to the Purchaser. It is agreed that the Purchaser shall, at the Closing, pay the Pay-off Amount to or as directed by the Lenders in accordance with a “pay-off” letter delivered to the Purchaser complying with the requirements of this Section 8.02(f), and this will not reduce the Per Share Purchase Price.

    (g)        Required Consents and Approvals. The Purchaser and the Company shall have received, each in form and substance reasonably satisfactory to the Purchaser, the authorizations, consents, orders and approvals of Governmental Authorities and third parties set forth on Exhibit 8.02(g) attached hereto, which shall not require any payments or impose any restrictions except such as the Purchaser shall approve in its sole discretion;

    (h)        Acceptance of Employment Offers. (i) All of the employees listed as Tier I Employees on Exhibit 8.02(h) shall remain employed with the Company or a Subsidiary as of the Closing and shall have accepted an offer of continuing employment made by the Purchaser or an Affiliate of the Purchaser; and (ii) at least 80% of all other employees of the Company and StoreAge U.S. shall remain employed with the Company or StoreAge U.S. as of the Closing and shall have accepted an offer of continuing employment made by the Purchaser or an Affiliate of the Purchaser;

(i) [Intentionally omitted];

    (j)        Resignations. All of the directors and officers of the Company and StoreAge U.S. and all of the directors and officers of StoreAge China appointed by the Company shall have executed and delivered to the Purchaser written resignations effective as of the Closing, except for such persons as shall have designated in writing by the Purchaser to the Company prior to the Closing;

(k) Escrow Agreement. Each of the Sellers and the Escrow Agent shall have delivered to the Purchaser an executed counterpart of the Escrow Agreement;

    (l)        Legal Opinion. The Purchaser shall have received from Primes, Shiloh, Givon, Meir Law Firm, counsel to the Company, a legal opinion, addressed to the Purchaser and dated the Closing Date, addressing the matters set forth in Exhibit 8.02(l);

(m) No Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect;

    (n)        Company Share Option Plans. (i) The Company shall have taken all action necessary to terminate the Company Share Option Plans as of the Closing and (ii) all holders of Company Share Options shall have agreed, in writing in form and substance reasonably satisfactory to the Purchaser, to the treatment of cancellation of the Company Share Options in accordance with Section 2.04, to the other terms of this Agreement applicable to holders of Company Share Options (including the indemnification provisions of Article IX), and to the appointment of the Sellers’ Representatives to act on behalf of such holders for certain purposes pursuant to and in accordance with Section 9.07;

    (o)        No Other Shareholders. The Company shall not have issued any Ordinary Shares, Company Share Options or any other equity interests or rights to acquire equity interests in the Company and no other Person other than the Sellers shall have acquired or shall own, of record or beneficially, any shares of the Company or any Subsidiary, whether by exercise of Company Share Options or otherwise, and the Purchaser shall acquire at the Closing all of the outstanding Ordinary Shares;

    (p)        Termination of 401(k) Plan. The Board of Directors of the Company shall have taken all action necessary, in form and substance reasonably satisfactory to the Purchaser, to terminate the Company’s 401(k) plan as of immediately prior to the Closing; and

    (q)        Delivery of September 30 2006 Interim Financial Statements. The Company shall have delivered to the Purchaser interim financial statements as of and for the nine month period ended September 30, 2006 in substantially the same form as the Interim Financial Statements.

ARTICLE IX
INDEMNIFICATION

    SECTION 9.01        Survival of Representations and Warranties. (a) The representations and warranties of the Company and the Sellers contained in this Agreement shall survive the Closing until the date that is 18 months after the date of this Agreement; provided, however, that (i) the representations and warranties made pursuant to Sections 3.03 and 4.04 shall survive indefinitely, and (ii) the representations and warranties made pursuant to Section 3.20 shall survive until the expiration of the applicable statute of limitations with respect to the liabilities in question. Neither the period of survival nor the liability of the Sellers with respect to the representations and warranties of the Company and the Sellers shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim describing the basis for such claim in reasonable detail has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers’Representative, then the indemnification obligation with respect to such item as to which a claim has been given shall survive, until such claim has been finally resolved.

    (b)        The representations and warranties of the Purchaser contained in this Agreement and the Escrow Agreement shall survive the Closing until the date that is 18 months after the date of this Agreement; provided, however, that the representations and warranties made pursuant to Section 5.05 shall survive indefinitely. Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Sellers. If written notice of a claim describing the basis for such claim in reasonable detail has been given prior to the expiration of the applicable representations and warranties by the Sellers’ Representative to the Purchaser, then the indemnification obligation with respect to such item as to which a claim has been given shall survive as to such claim, until such claim has been finally resolved.

    SECTION 9.02        Indemnification by the Sellers. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers and the other Company Securityholders, severally and not jointly, for and against any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’fees and expenses) actually suffered or incurred by them (hereinafter a “‘Loss”), arising out of or resulting from:

    (a)        the breach of any representation or warranty made by (i) the Company or (ii) such Seller in this Agreement as of the date of this Agreement or as if such representation and warranty was made on and as of the Closing (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein); or

(b) the breach of any covenant or agreement made by (i) the Company or (ii) such Seller in this Agreement.

The indemnification obligations of a Seller pursuant to Section 9.02(a)(ii) and Section 9.02(b)(ii) shall relate solely to any such breach of a representation, warranty, claim or agreement made by such Seller in this Agreement.

The indemnification obligations of the Sellers set forth in this Section 9.02 are subject to the limitations and provisions of Section 9.06 below.

    SECTION 9.03        Indemnification by the Purchaser. Each Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

    (a)        the breach of any representation or warranty made by the Purchaser contained in this Agreement as of the date of this Agreement or as if such representation and warranty was made on and as of the Closing (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “material adverse effect” set forth therein); or

(b) ;the breach of any covenant or agreement by the Purchaser contained in this Agreement.

    SECTION 9.04        Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

    (b)        The obligations and Liabilities of an Indemnifying Party under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and be contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party written notice of such Third Party Claim promptly after receipt by the Indemnified Party of such notice; provided, however, that any failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten business days of the receipt of such notice from the Indemnified Party; provided that such counsel is not reasonably objected to by the Indemnified Party; and provided, further, that if there is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its reasonable discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall agree to any judgment, settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim (or the full amount will be paid from the Escrow Fund), which releases the Indemnified Party completely in connection with such Third-Party Claim and that would not otherwise materially adversely affect the Indemnified Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event that the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

    SECTION 9.05        Distributions from Escrow Fund. In the event that (a) the Sellers’Representatives shall not have objected to the amount claimed by the Purchaser for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (b) the Sellers’ Representatives shall have delivered notice of their disagreement as to the amount of any indemnification requested by the Purchaser and either (i) the Sellers’ Representatives and the Purchaser shall have, subsequent to the giving of such notice, mutually agreed that the Sellers are obligated to indemnify the Purchaser for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Purchaser for indemnification from the Sellers and the Escrow Agent shall have received, in the case of clause (i) above, written instructions from the Sellers’ Representatives and the Purchaser, or, in the case of clause (ii) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to the Purchaser from the Escrow Fund any amount (subject to the other terms of this Agreement and the Escrow Agreement) determined to be owed to the Purchaser under this Article IX in accordance with the Escrow Agreement.

    SECTION 9.06        Limits of Indemnification; Loss Threshold and Exclusive Remedy. (a) The maximum aggregate amount of indemnifiable Losses that may be recovered from any Seller under this Agreement shall be equal to such Seller’s Pro Rata Share of the Escrow Fund; provided, however, that the maximum aggregate amount of indemnifiable Losses (together with any amount of Losses indemnified under this Agreement) that may be recovered from any Seller in the case of fraud or breaches of representations and warranties in Sections 3.03, 3.20 or 4.04 shall be equal to the aggregate consideration actually received by such Seller for such Seller’s Ordinary Shares pursuant to this Agreement.

    (b)        In calculating the amount of any Losses claimed by the Purchaser (or its Affiliates, officers, directors, employees, agents, successors and assigns) under this Article IX, there shall be deducted: (i) the amount of any reserve or provision included in the Financial Statements for Losses to which such claim relates, and (ii) the amount of any indemnification or other recoveries (including insurance proceeds) actually received by the Purchaser or the Company (or its Affiliates, officers, directors, employees, agents, successors and assigns) from any third party with respect to such Losses (it being agreed that the Purchaser or its Affiliates, officers, directors, employees, agents, successors and assigns shall be entitled to claim, but shall not be entitled to recover for, Losses with respect to an amount whose collection by the Purchaser or the Company from a third party is reasonably certain, but which has not actually been received; provided, however, that (A) if such amount is not actually received by the Purchaser or its Affiliates, officers, directors, employees, agents, successors and assigns within 90 days of the making of the claim, despite good faith efforts to collect such amount, they shall be entitled to be indemnified for such claim, and (B) the indemnification obligation with respect to such claim shall continue until 120 days following the making of the claim); further provided, however, that if the Purchaser is indemnified pursuant to the foregoing proviso because an amount is not collected within 90 days of the making of the claim, and the Purchaser subsequently collects such amount from the third party, the Purchaser shall promptly refund the amount of the indemnification to the Escrow Agent.

    (c)        Notwithstanding anything contained herein to the contrary, the Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to Section 9.02(a), and the Sellers shall not have any obligation to indemnify the Purchaser Indemnified Parties pursuant to Section 9.02(a), from and against any Losses in respect of claims under Section 9.02(a) until the aggregate amount of all Losses for which Purchaser Indemnified Parties are seeking indemnification equals or exceeds $500,000 (the “Threshold”), whereupon the Purchaser Indemnified Parties shall be entitled to indemnification with respect to all such Losses including the amount of the Threshold; provided, however, that (i) the threshold with respect to Losses arising from or resulting from breaches of the representations and warranties set forth in Section 3.20 shall be $50,000, with any such Losses to be aggregated for the purpose of calculating the Threshold, and (ii) the Threshold shall not apply with respect to Losses arising from or resulting from breaches of the representations and warranties set forth in Section 4.04.

    (d)        Sellers and the Company shall have no liability to the Purchaser for Losses which arise as a direct result of: (i) any act or omission of the Purchaser (and its Affiliates, officers, directors, employees, agents, successors and assigns) having as its purpose the precipitation of a claim for indemnification hereunder, (ii) any changes in accounting methods or policies after the Closing, (iii) the granting of any extensions or waivers with respect to any statute of limitations applicable to claims which might be made against the Purchaser (and its Affiliates, officers, directors, employees, agents, successors and assigns), unless the Purchaser has consulted with the Sellers’ Representative with respect to such extension or waiver, or (iv) the passing of, or any change in, after the Closing, any law or administrative practice of any governmental authority in any such case not actually in force at the date of the Closing (even if retroactive in effect), including, but not limited, to any increase in the tax rates in effect on the date of the Closing or imposition of any tax not in effect on the date of the Closing.

    (e)        Except in the case of fraud and except with respect to claims for non-cash equitable remedies, the indemnification provisions set forth in this Article IX and the Escrow Agreement shall be the sole and exclusive remedy of the Indemnified Party for any cause of action, right, demand, charge or claim such Indemnified Party may have resulting from, arising out of, based upon or relating to any Losses and any inaccuracy in, or breach of, any representation, warranty, claim or agreement of the Company or the Sellers.

    SECTION 9.07        Sellers’ Representatives. Each Company Securityholder hereby appoints, authorizes and empowers Robi Hartman and Genesis Partners II LDC, acting together (such persons and any successor or successors to such persons in such capacity being the “Sellers’ Representatives”), to act as representatives and as the exclusive agents and attorneys in fact of such Company Securityholder, and the Sellers’ Representatives are hereby authorized and empowered to act on behalf of such Company Securityholder, to execute the Escrow Agreement on behalf of such Company Securityholder and to take any and all actions required or permitted to be taken by the Sellers’ Representatives under this Agreement or the Escrow Agreement, with respect to any claims made by the Purchaser or the Sellers for indemnification pursuant to this Article IX of this Agreement and with respect to any actions to be taken by the Sellers’ Representatives pursuant to the terms of the Escrow Agreement, including, without limitation, to: (i) execute the Escrow Agreement on behalf of such Company Securityholder; (ii) execute any agreement or instrument required to be executed and delivered by the Sellers’ Representative under this Agreement or the Escrow Agreement, (iii) authorize delivery to any Purchaser Indemnified Parties of the Indemnity Escrow Fund, or any portion thereof, in satisfaction of indemnification claims under this Article IX, (iv) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification claims, (v) resolve any indemnification claims under this Article IX, and (vi) take all actions necessary in the sole discretion of the Sellers’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement or the Escrow Agreement. The Sellers’ Representatives shall at all times act in their capacity as Sellers’Representatives in a manner that the Sellers’ Representatives believe in good faith to be in the best interests of the Company Securityholders. Neither the Sellers’Representatives nor any of their directors, officers, employees or agents shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Sellers’ Representatives may in their discretion consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts or failure to seek advice. The Sellers’ Representatives shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Sellers’ Representatives shall not be required to exercise any discretion or take any action. The Sellers shall, severally and not jointly, on a pro rata basis based on their Pro Rata Share, indemnify, defend and hold the Sellers’ Representatives harmless against any liabilities, losses, damages, claims, costs or expenses that may be incurred as such liabilities, losses, damages, claims, costs or expenses are incurred by the Sellers’Representatives and arising out of or in connection with the acceptance or administration of the Sellers’ Representatives’ duties hereunder, including, but not limited, the legal costs and expenses of defending such Sellers’ Representatives against any claim or liability (and all actions, claims, proceedings and investigations in respect thereof), in connection with, caused by or arising out of, directly or indirectly, the performance of the Sellers’ Representatives’ duties (except for bad faith or willful misconduct). The Sellers shall be responsible for and shall reimburse the Sellers’ Representatives on a pro rata basis upon demand for all reasonable expenses, disbursements and advances incurred or made by the Sellers’ Representatives in accordance with any of the provisions of this Agreement, the Escrow Agreement or any other documents executed in connection herewith or therewith, including, without limitation, the costs and expenses of receiving advice of counsel according to this Agreement and the Escrow Agreement. The indemnification and reimbursement of costs and expenses obligations of the Sellers vis-à-vis the Sellers’ Representatives pursuant to this Section 9.08 shall remain in full force and effect following the appointment of a new Sellers’ Representative or termination of this Agreement for any reason. Notwithstanding anything to contrary herein or in the Escrow agreement, (a) the Sellers’ Representatives are not authorized to, and shall not, accept on behalf of any Seller any purchase price consideration to which such Seller is entitled under this Agreement and (b) the Sellers’ Representatives shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of the Company now or hereafter owned of record or beneficially by a Seller unless the Sellers’Representatives are expressly authorized to do so in a writing signed by such Seller. At any time during the term of the Escrow Agreement, holders of a majority in interest of the Escrow Fund can appoint a new Sellers’ Representative by a written consent signed by such holders, a copy of which shall be provided to the Purchaser and the Escrow Agent. The Purchaser shall be entitled to rely exclusively on all statements, representatives and decisions of the Sellers’ Representatives as statements, representations and decisions of the Sellers.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

     SECTION 10.01        Termination. This Agreement may be terminated at any time prior to the Closing:

    (a)        by the Purchaser if, between the date hereof and the Closing, (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) the Company or the Sellers shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iii) any Seller, the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Seller, the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

    (b)        by either the Sellers’ Representative or the Purchaser if the Closing shall not have occurred by January 31, 2007; provided, however, that the right to terminate this Agreement under this Section 10.01 (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

    (c)        by either the Purchaser or the Sellers’ Representative in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(d) by the mutual written consent of the Sellers’ Representative and the Purchaser.

    SECTION 10.02        Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 6.03(b) and 11.01 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.

    SECTION 10.03        Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 10.04.

    SECTION 10.04        Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

ARTICLE XI
GENERAL PROVISIONS

    SECTION 11.01        Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

    SECTION 11.02        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	if to the Company:

StoreAge Networking Technologies Ltd.
63 Bar Yehuda Road
Nesher 36651, Israel
Fax Number: +(972-4) 820-3748

with a copy to:

Yesha Primes
Primes, Shiloh, Givon, Meir Law Firm
16 Derech Hayam St., Haifa 34741, Israel
Fax Number: +(972-4) 838-1401

(b)	if to the Purchaser: LSI Logic Corporation 1621 Barber Lane Milpitas, CA 95035 Attention: General Counsel Fax Number: +(1-408) 433-6896

with a copy to: Aaron M. Lampert Naschitz, Brandes & Co. 5 Tuval Street Tel-Aviv 67897, Israel Fax Number: +(972-3) 623-5051

(c)	if to a Seller, to the address for such Seller set forth below the signature block for such Seller on the signature pages hereto with a copy to:

L.R (Robi) Hartman
c/o West End Technology Investments Ltd.
Twin Towers Building One
33 Jabotinsky Street
Ramat Gan 52511, Israel
Fax Number: (+972-3) 612-3994

Genesis Partners II L.D.C.
11 HaMenofim Street
Ackerstein Towers, Building B
4th Floor
Herzliya Pituach, Israel
Attention: Eddy Shalev
Fax Number: (+972-9) 972-9001

with a copy to:
Ian Rostowsky
Efrati Galili Lahat & Co.
6 Wissotsky Street
Tel-Aviv 62338
Fax Number: (+972-3) 604-0111

    SECTION 11.03        Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

    SECTION 11.04        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

    SECTION 11.05        Entire Agreement. This Agreement, the Escrow Agreement, the Confidentiality Agreement and the other agreements contemplated hereby constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

    SECTION 11.06        Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Seller; provided, however, that no such assignment shall release the Purchaser from any of its obligations under this Agreement to pay consideration to the Sellers or the holders of Company Share Options at the Closing.

    SECTION 11.07        No Third Party Beneficiaries. Except for the provisions of Article IX relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company or any Subsidiary, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

    SECTION 11.08        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any U.S. federal or state court sitting in the city of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any court sitting in the city of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of notion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

    SECTION 11.09        Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 11.10        Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Intentionally left blank – next page the first signature page]

        IN WITNESS WHEREOF, the Purchaser, the Company and each of the Sellers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LSI LOGIC CORPORATION By: —————————————— Name: Title:

STOREAGE NETWORKING TECHNOLOGIES LTD. By: —————————————— Name: Mr. Eli Shapira Title: CEO

IIS INTELLIGENT INFORMATION SYSTEMS LTD. By: —————————————— Name: Title: Address: Fax Number:

GENESIS PARTNERS II L.D.C. By: —————————————— Name: Title: Address: Fax Number:

GENESIS PARTNERS II (ISRAEL) L.P. By: —————————————— Name: Title: Address: Fax Number:

OPHIRTECH LTD. By: —————————————— Name: Title: Address: Fax Number:

KOONRAS TECHNOLOGIES LTD. By: —————————————— Name: Title: Address: Fax Number:

CISCO SYSTEMS INTERNATIONAL B.V. By: —————————————— Name: Title: Address: Fax Number:

MORGAN KEEGAN OPPORTUNITY FUND, L.P. By: —————————————— Name: Title: Address: Fax Number:

MORGAN KEEGAN EMPLOYEE INVESTMENT FUND, L.P. By: —————————————— Name: Title: Address: Fax Number:

CDC HOLDINGS LIMITED By: —————————————— Name: Title: Address: Fax Number:

THE CHALLENGE FUND - ETGAR II LP By: —————————————— Name: Title: Address: Fax Number:

AMNON EVRON & CO. TRUST COMPANY LTD. By: —————————————— Name: Title: Address: Fax Number:

FAR EAST FINANCE LIMITED By: —————————————— Name: Title: Address: Fax Number:

DAVID GOL By: —————————————— Name: Title: Address: Fax Number:

ARIEL SHOOB, ADV. By: —————————————— Name: Title: Address: Fax Number:

INDUSTRIAL SYSTEMS AND EQUIPMENT CO. By: —————————————— Name: Title: Address: Fax Number:

PLENUS TECHNOLOGIES LTD. By: —————————————— Name: Title: Address: Fax Number:

GOLDEN GATE BRIDGE FUND LP By: —————————————— Name: Title: Address: Fax Number:

PLENUS II LP By: —————————————— Name: Title: Address: Fax Number:

PLENUS II (D.C.M.), LP By: —————————————— Name: Title: Address: Fax Number:

SAREL ALTSHULER By: —————————————— Name: Title: Address: Fax Number:

MARCEL KATZ By: —————————————— Name: Title: Address: Fax Number:

DANA COHEN By: —————————————— Name: Title: Address: Fax Number:

MICHAEL PENN By: —————————————— Name: Title: Address: Fax Number:

GREGORY DARDYK By: —————————————— Name: Title: Address: Fax Number:

LINDA RITCHIE By: —————————————— Name: Title: Address: Fax Number:

EXHIBIT A

OWNERSHIP OF ORDINARY SHARES

List of Sellers	Number of Ordinary Shares	Percentage of Ordinary Shares outstanding on the date of this Agreement	Percentage of fully diluted shares (assuming exercise of all outstanding options) - Pro Rata Share

IIS Intelligent Information Systems Ltd	6,283,866	12.61%	10.89%
Ophir Tech Ltd	4,035,804	8.10%	6.99%
Koonras Technologies Ltd	4,276,668	8.58%	7.41%
Genesis Partners II LDC	10,100,216	20.27%	17.50%
Genesis Partners II (Israel) LP	1,493,356	3.0%	2.59%
Cisco Systems International BV	5,175,894	10.39%	8.97%
Morgan Keegan Opportunity Fund LP	3,211,516	6.44%	5.56%
Morgan Keegan Employee Investment Fund LP	1,070,506	2.15%	1.85%
The Challenge Fund - Etgar II LP	3,040,234	6.10%	5.27%
Far East Finance Limited	272,978	0.55%	0.47%
David Gol	16,058	0.03%	0.03%
Amnon Evron & Co.	10,706	0.02%	0.02%
CDC Holdings Limited	1,541,528	3.09%	2.67%
Ariel Shoob, Adv	7,364,482	14.77%	12.76%
Industrial Systems And Equipment Co., Inc	241,458	0.48%	0.42%
Plenus Technologies Ltd	215,337	0.43%	0.37%
Golden Gate Bridge Fund LP	25,586	0.05%	0.04%
Plenus II LP	1,241,961	2.49%	2.15%
Plenus II (D.C.M), LP	123,272	0.24%	0.21%

Yuli Yardeni (Trustee for former employees)	84,784	0.17%	0.15%
Linda Ritchie	10,688	0.02%	0.02%

Ordinary Shares subject to outstanding Company
Share Options granted but not exercised (NOT A
SELLER)	7,881,202		13.65%
	57,718,100	100%	100%

EXHIBIT 2.03

FORM OF ESCROW AGREEMENT

EXHIBIT 5.07

FORM OF CSO UNDERTAKING

To:	The Research Committee The Office of the Chief Scientist Jerusalem

Relating to projects that have been financed by or are currently being financed by the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor (the “OCS”) (All considered as belong to Plan Number 17229) and to projects of the Company (as this term is defined below) that may be financed by the OCS in the future (the “Projects”).

1.	Undertaking

We, the undersigned, of _________________________________ [Foreign investor’s name] a company incorporated, organized and existing under the laws of _______________ and whose registered office is at _________________ (“______”), having, by an agreement dated _____________, committed to invest in _____________________ Ltd. (the “Company”), in exchange for [number and type of shares] ________ shares of the Company;

Recognizing that the Company’s research and development Projects are currently, have been or will be financially supported by the Government of the State of Israel, through the OCS under and subject to the provisions of The Encouragement of Research and Development in Industry Law 5744-1984 (the “R&D Law”) and the regulations, rules and procedures promulgated there under;

Recognizing that the R&D Law places strict constraints on the transfer of know-how and/or production rights, making all such transfers subject to the absolute discretion of the OCS’ research committee (the “Research Committee”), acting in accordance with the aims of the R&D Law and requiring that any such transfer receive the prior written approval of the Research Committee;

Hereby declare and undertake:

1.	To observe strictly all the requirements of the R&D Law and the regulations, rules and procedures promulgated there under, as applied to the Company and as directed by the Research Committee, in particular those requirements stipulated under Sections 19, 19A and 19B of the R&D Law relating to the prohibitions on the transfer of know-how and/or production rights.

2.	As a shareholder of the Company, to make all reasonable efforts that the Company shall observe strictly all the requirements of the R&D Law and the regulations, rules and procedures promulgated there under, as applied to the Company and as directed by the Research Committee, in particular those requirements stipulated under Sections 19, 19A and 19B of the R&D Law relating to the prohibitions on the transfer of know-how and/or production rights.

—————————— Date	———————————————————————— Name (block letters) and signature of Authorized Company Representative and Company Seal

EXHIBIT 8.02(g)

REQUIRED CONSENTS AND APPROVALS

Consent of the OCS

Consent of the Investment Center of the Israeli Ministry of Industry

Consent of the Lessor pursuant to the lease agreement between the Company and P. Furman Properties Ltd. (the “Lessor”) in connection with the lease of the premises at 63 Bar Yehuda Rd., Nesher, Israel.

Microsoft Licensing, GP – OEM Customer License Agreement, updated August 30, 2006

WebMethods UK Ltd. – Distribution Platform Alliance Agreement, dated September 28, 2006

EXHIBIT 8.02(h)

REQUIRED EMPLOYEES

Tier I Employees

Eli Shapira
Nelson Nahum
Mark Spowart
Dani Naor
Kevin Liebel
Doug Jury
Mosche Melnikov
Yair Hershko
Eitan Maggeni
Gabi CohenZamir
Michael Gralnik

EXHIBIT 8.02(l)

MATTERS TO BE ADDRESSED IN OPINION OF THE COMPANY'S COUNSEL

1.	Due organization and valid existence of the Company

2.	Company’s power and authority to conduct its business in Israel

3.	Due authorization, execution and delivery of this Agreement by the Company

4.	Company’s capitalization and outstanding share capital, qualified by knowledge

5.	Governmental approvals and consents of third parties under material contracts of the Company known to such counsel required in connection with the transactions contemplated by this Agreement